Exhibit 10.20

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT is made effective as of February 1, 2018 (the “Agreement”), Blockchain Industries, Inc., a Nevada corporation with its principal place of business at 53 Calle Palmeras, Suite 802, San Juan, PR 00901 (the “Company”), and Max Robbins (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Term. The Director shall hold office until such time that such Director’s successor is duly elected and qualified, or until such Director’s death or removal from office. The Director will be automatically removed from the Board if such Director resigns his office by writing delivered to the Board, becomes prohibited by law from acting as a director or commits a material breach of this Agreement pursuant to Section 7 below.

2.               Compensation and Expenses.

a.      Stock Option. For the services provided to the Company as a director, the Director shall receive a non-qualified stock option (“Option”) to purchase up to One Hundred Twenty Thousand (120,000) shares of the Company’s common stock (“Option Shares”), pursuant and subject to the Company’s Equity Incentive Plan, at the following exercise prices and vesting schedule:

Exercise Price	Quantity Vested	Vesting Date	Expiration Date
$1.00	40,000	6/1/2018	12/31/2023
$1.00	40,000	6/1/2019	12/31/2023
$1.00	40,000	6/31/2020	12/31/2023

In the event of the termination of the Director’s service relationship (whether an as employee, director or consultant) with the Company (“Termination of Service”) at any time for any reason (including, but not limited to, resignation, withdrawal, death, disability, termination, with or without cause, or any other reason) before the Director has exercised the Option in full, the Option shall automatically expire, and cease to be exercisable immediately, with respect to all of the Option Shares, whether vested or unvested. It being understood and agreed that in no event will the Option become exercisable for additional Options Shares upon a Termination of Service for any reason and such outstanding and unexercised Option shall immediately lapse and Director shall have no further rights with respect to it.

b.     Expenses. Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket travel expenses incurred in connection with the performance of Director’s duties under this Agreement.

c.      Taxes. The Director acknowledges that the exercise, transfer or other disposition of the Option may give rise to significant U.S. income tax consequences. Under Section 83 of the Internal Revenue Code and Treas. Reg. section 1.83-7(b), upon the exercise of the Option, the Director will recognize taxable ordinary income equal to the difference between the fair market value of the common stock, determined as of the exercise date, and the Option exercise price. When the Director sells the common stock, the Director will recognize taxable gain or loss (long-term if the Director held the common stock for more than one year; otherwise, short-term) equal to the difference between the amount the Director receives from the sale and the tax basis of the common stock sold. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the exercise of the Option, or in connection with the transfer of any common stock acquired pursuant to the Option, the Director hereby agrees that the Company may withhold from the Director’s compensation or other remuneration the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash from such compensation or other remuneration or in kind from the common stock otherwise deliverable to the Director on exercise of this option. The Director further agrees that, if the Company does not withhold an amount from the Director’s compensation or other remuneration sufficient to satisfy the withholding obligation of the Company, the Director will make reimbursement on demand, in cash, for the amount underwithheld.

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3.               Market Stand-Off Agreement. In the event of a public or private offering of the Company’s securities and upon request of the Company, the underwriters or placement agents placing the offering of the Company’s securities, the Director agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Option Shares other than those included in the registration, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as may be requested by the Company or such placement agent or underwriter.

4.               Confidential Information. The Director recognizes and acknowledges that the Director will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. The Director agrees that both during and after his time as a director of the Company, the Director will not use for the Director’s own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to the Company, including without limitation any information about the deliberations of the Board. The term “Confidential Information” means any non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers, prospective customers, software, developments, inventions, processes, methodologies, algorithms, know-how, procedures, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, business plans, vendor relationships, passwords, encryption coding, search technology, analytics, transaction data, ledgers, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, programs, formulas, ledgers or other property of Company, its affiliates or subsidiaries. The Director also agrees during his appointment that he will not, other than for the benefit of the Company and in connection with his service as a director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Company and will return any such items at any time at the request of the Board. The Director confirms that he has notified the Board in writing of all other directorships, appointments and interests, including any directorship, appointment or interest in a company, business or undertaking which competes or is likely to compete with the Company or which could otherwise potentially give rise to a conflict with his duties with the Company.

5.               Duties, Time and Commitment. The Director shall use reasonable best efforts to attend all convened meetings of the Board. During the continuance of the Director’s appointment, the Director will be expected to: (i) faithfully, efficiently, competently and diligently perform his duties and exercise such powers as are appropriate to his role as a director; (ii) in so far as reasonably possible, attend all meetings of the Board and of any committees of the Board of which he is a member; (iii) comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorized committee thereof) and give to the Board such explanations, information and assistance the Board may reasonably require; (iv) act in the best interests of the Company; and (v) use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board the Director’s particular knowledge and experience.

6.               Business Opportunities & Conflicts Disclosure. The Company acknowledges and agrees that the Director should be permitted to engage in, acquire or invest in the same or similar activities or lines of business involving the provision of services or products with respect to digital assets, cryptocurrency, alternative distribution ledgers and/or blockchain technologies (each, a “Business Opportunity”), provided that the Director fully complies with and adheres to the following advance notice, standards of conduct and Disqualified Business Opportunity (as hereinafter defined) restrictions:

a.      Business Opportunity Notice. Within ten (10) business days of the Director’s appointment to the Board, the Director shall inform the Board of any held (direct or indirect) personal interests which may conflict with the Company and its businesses. In the event that the Director becomes aware of a Business Opportunity, the Director shall notify the Company in writing of such opportunity (a “Disclosed Business Opportunity”) and deliver to the Company, or provide the Company access to, all information prepared by or on behalf of, or material information submitted or delivered to, the Director related to such potential transaction (the “Business Opportunity Notice”). Following the expiration of the thirty- (30-)-day period (“Business Opportunity Notice Period”) after receipt of such Business Opportunity Notice, the Company shall be deemed to have renounced any interest or expectancy in the Disclosed Business Opportunity and the Director may pursue the Disclosed Business Opportunity, provided that the Disclosed Business Opportunity is conducted by the Director in accordance with the standard set forth in Section 6.c. below and that the Disclosed Business Opportunity is not a Disqualified Business Opportunity. The Company shall not be prohibited from pursuing any Business Opportunity with respect to which it is deemed to have renounced any interest or expectancy as a result of this Section 6.

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b.     Disqualified Business Opportunity. During the term of this Agreement and for a period of twelve (12) months after the Director ceases to be a Director of the Company, the Director shall not shall not, directly or indirectly, pursue, become engaged in or have any ownership interest or become associated with in any Person (as hereinafter defined) which directly or indirectly pursues or becomes engaged in any Business Opportunity that (i) is first presented to the Director solely in his capacity as a director or officer of the Company or its affiliates or (ii) is identified by the Director solely through the disclosure of information by or on behalf of the Company or its affiliates (each such Business Opportunity referred to in clauses (i) and (ii), a “Disqualified Business Opportunity”). The Director acknowledges that the foregoing restrictions and time limitations with respect to a Business Opportunity and Disqualified Business Opportunity are reasonable and properly required for the adequate protection of the business interests of the Company.

c.      Standards for Separate Conduct of Disclosed Business Opportunity. The Director may pursue a Disclosed Business Opportunity following the expiration Business Opportunity Notice Period if such Disclosed Business Opportunity is developed and pursued solely through the use of personnel and assets of the Director or jointly with the personnel and assets of any other “Person(s)” (as hereinafter defined), provided that such Person(s) does not owe any fiduciary or other duty to the Company. “Person” means an individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization or other legal or business entity.

7.               Termination for Material Breach. The Director’s service on the Board may be terminated by the Company pursuant to the provision of written notice to the Director under Section 17 below in the event of a material breach by the Director of any of the provisions of this Agreement, including but not limited to Section 6 above; provided however, that the Director shall have been given reasonable notice and an opportunity to promptly cure any such event of a material breach (unless the event cannot be cured).

8.               Insurance. The Company agrees to use commercially reasonable efforts to procure and maintain an insurance policy or policies providing directors’ and officers’ liability insurance. Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers. The Director acknowledges that as of the date of this Agreement, the Company has not yet obtained directors’ and officers’ liability insurance coverage.

9.               Limitation of Liability; Right to Indemnification. The Company shall indemnify the Director in his capacity as director of the Company to the fullest extent permitted by applicable law against all debts, judgments, costs, charges or expenses incurred or sustained by the Director in connection with any action, suit or proceeding to which the Director may be made a party by reason of his being or having been a director of the Company. The Company shall have the right to assume, with legal counsel of its choice, the defense of Director in any such action, suit or proceeding for which the Company is providing indemnification to Director. Should Director determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of Director. If the Company does not assume the defense of any such action, suit or other proceeding, the Company shall, upon request of the Director, promptly advance or pay any amount for costs or expenses (including, without limitation, the reasonable legal fees and expenses of counsel retained by Director) incurred by Director in connection with any such action, suit or proceeding. The Company shall not be obligated to indemnify Director against any actions that constitute, in the reasonable discretion of the Board of Directors, an act of gross negligence or willful misconduct or contrary to the general indemnification provisions of the Nevada Revised Statutes or the Company’s certificate of incorporation or bylaws.

10.            Remedies. The Director agrees that any breach of the terms of Section 3 and Section 6 of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 8.

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11.            Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

12.            Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

13.            Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

14.            Arbitration. Any disputes arising from this Agreement not resolved by the parties in a good faith, timely manner shall be arbitrated within Los Angeles County, California under the rules and procedures of the American Arbitration Association. Attorney fees and costs are to be awarded to the prevailing party.

15.            Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

16.            Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

17.            Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company, to:

53 Calle Palmeras

Suite 802

San Juan, PR 00901

Attention: President

If to the Director, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of the Director provided by the Director to the Company.

Either of the parties may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 16.

18.            Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party.

19.            Definitions. As used in this Agreement, the following definitions shall apply:

a.	The “Board” shall have the meaning set forth in the preamble.

b.	“Business Opportunity” shall have the meaning set forth in Section 6.

c.	“Business Opportunity Notice” shall have the meaning set forth in Section 6.

d.	“Business Opportunity Notice Period” shall have the meaning set forth in Section 6.

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e.	“Company” shall have the meaning set forth in the preamble.

f.	“Confidential Information” shall have the meaning set forth in Section 4.

g.	“Dollars” and the sign “$” mean the lawful money of the United States of America.

h.	“Director” shall have the meaning set forth in the preamble.

i.	“Disqualified Business Opportunity” shall have the meaning set forth in Section 6.

j.	“Option” shall have the meaning set forth in Section 2.

k.	“Option Shares” shall have the meaning set forth in Section 2.

l.	“Termination of Service” shall have the meaning set forth in Section 2.

m.	“Person(s)” shall have the meaning set forth in Section 6.

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The Parties have executed this Agreement as of the date first written above.

Director	BLOCKCHAIN INDUSTRIES, INC.

By: /s/ Max Robbins	By: /s/ Patrick Moynihan

Name: Max Robbins	Name: Patrick Moynihan
Title: CEO
Address for Notice:
_______________________
_______________________

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